Exhibit 99.2

Shutterfly, Inc. Names Christopher North President and Chief Executive Officer

REDWOOD CITY, California (March 17, 2016) — Shutterfly, Inc. (NASDAQ:SFLY), the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands, today announced it has appointed Christopher North as president and chief executive officer, effective May 31, 2016. When Mr. North joins Shutterfly, he will be simultaneously appointed to serve as a director on Shutterfly’s Board of Directors. Interim chief executive officer, Phil Marineau, will continue to lead Shutterfly until Mr. North joins as chief executive officer.

Mr. North joins Shutterfly from Amazon UK, where he has worked since 2006, serving as the UK managing director since 2011. Under his leadership, Amazon’s UK revenue has grown rapidly to more than $9 billion in 2015. Mr. North will assume leadership responsibilities of Shutterfly, and build upon the success of an organization that has grown to over $1 billion in revenue.

“We are very excited to welcome Chris to the Shutterfly team. His outstanding track record at one of the most successful eCommerce companies in the world makes him an incredible asset to this organization,” said Mr. Marineau, interim chief executive officer and chairman of the Shutterfly board of directors. “Our Board and management team are committed to extending Shutterfly’s market-leading position and we are thrilled to have Chris lead the team in this endeavor as we continue to delight our customers, drive stronger operating results and increase shareholder value. We believe this is the beginning of an exciting new chapter for Shutterfly.”

Mr. North brings to Shutterfly a history of consumer-focused innovation, eCommerce expertise and experience in developing high-performing teams. Mr. North’s leadership approach helps him drive strategic thinking across many functional and product categories, ideal for Shutterfly’s structure and portfolio of brands. Mr. North also brings proven experience creating and executing business plans with an eye to growth, operational excellence and technology as key drivers of success.

“I’m delighted to be joining Shutterfly, a company I have long admired. Our family have been happy customers for more than a decade,” said Mr. North. “With Shutterfly’s dedication to customers, incredible team and track record of innovation, I believe the company is strongly positioned to grow and increase profitability in order to drive shareholder value.”

Prior to his time at Amazon, Mr. North held senior leadership roles with Phaidon Press and HarperCollins Publishers. He also served as a media and entertainment consultant at Booz Allen & Hamilton. Mr. North earned a Bachelor of Arts from Harvard College and a Master of Arts from New York University. Mr. North, his wife, and their three young children will relocate from London to the Bay Area in the coming months.

“We are thrilled to have someone with the depth of experience of Chris at Shutterfly,” said Brian Swette, chair of the governance committee of the board of directors and head of the search committee. “We designed a competitive compensation package for Chris that aligns a substantial amount of his compensation with the creation of long term value for our shareholders. We look forward to Chris becoming part of the Shutterfly team.”

In connection with his appointment, Shutterfly’s Board of Directors will grant Mr. North a compensation package that both the Board of Directors and compensation committee believe strongly aligns his interests with those of the shareholders. “A significant amount of Chris’s incentive compensation will come in the form of options that will directly tie to the performance of the share price over time,” said Mario Cibelli, member of the compensation committee. “We are excited to have someone of Chris’s caliber and experience express his confidence in the business and brand in this manner.”

When Mr. North joins Shutterfly, the Board will grant him a restricted stock unit award (“RSU”) and a stock option grant. His RSU award will cover 150,000 shares of Shutterfly common stock and will vest over three years, with 40,000, 50,000 and 60,000 shares vesting on each of the first, second, and third anniversaries of his employment start date, respectively. In addition, Mr. North will receive a stock option grant to purchase 850,000 shares of Shutterfly common stock at the fair market value on the day he joins the company, vesting over a four-year period. For full details of Mr. North’s appointment and compensation package, including the provisions for a change of control, please refer to Shutterfly’s Current Report on Form 8-K filed on March 17, 2016 with the Securities and Exchange Commission.

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About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly®, where your photos come to life in photo books, cards and gifts; Tiny Prints®, premium cards and stationery for all life’s occasions; Wedding Paper Divas®, wedding invitations and stationery for every step of the planning process; MyPublisher®, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; BorrowLenses®, the premier online marketplace for photographic and video equipment rentals; and GrooveBook™, an iPhone and Android app and subscription service that prints up to 100 mobile phone photos in a GrooveBook and mails it to customers every month. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Investors

Christiane Pelz, (650) 632-2310

cpelz@shutterfly.com

Media

Nicole Stier, (650) 610-6013

nstier@shutterfly.com